EXHIBIT 18.

October 14, 2003

Richardson Electronics, Ltd.

LaFox, Illinois

Ladies and Gentlemen:

We have been furnished with a copy of Form 10-Q of Richardson Electronics, Ltd. (the Company) for the three months ended August 30, 2003, and have read the Company’s statements contained in Note B to the condensed consolidated financial statements included therein.  As stated in Note B, the Company changed its method of accounting for inventories from the LIFO method to the FIFO method, and states that the newly adopted accounting principle is preferable in the circumstances because the FIFO method of valuing inventories provides a better matching of revenues and expenses in the Company’s business environment and that the change was not material to prior period consolidated financial statements.  In accordance with your request, we have reviewed and discussed with Company officials the circumstances and business judgment and planning upon which the decision to make this change in the method of accounting was based.  Management has indicated to us their belief that cost movements in the electronics segment generally trend only in one direction, downward, and such movement is usually permanent.

We have not audited any financial statements of Richardson Electronics, Ltd. as of any date or for any period, nor have we audited the information set forth in the aforementioned Note B to the condensed consolidated financial statements; accordingly, we do not express an opinion concerning the factual information contained therein.

With regard to the aforementioned accounting change, authoritative criteria have not been established for evaluating the preferability of one acceptable method of accounting over another acceptable method.  However, for purposes of the Company’s compliance with the requirements of the Securities and Exchange Commission, we are furnishing this letter.

Based on our review and discussion, with reliance on management’s business judgment and planning, we concur that the newly adopted method of accounting is preferable in the Company’s circumstances.

Very truly yours,

            /s/   KPMG LLP